Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 16, 2021 (August 27, 2021, as to the effects of the restatement discussed in Note 2), relating to the financial statements of PHD Group Holdings LLC, appearing in Registration Statement No. 333-259810 on Form S-1 of Portillo’s Inc.

/s/ Deloitte & Touche LLP

Chicago, Illinois
October 20, 2021